Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 2, 2023

Board of Directors

Madrigal Pharmaceuticals, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, PA 19428

Ladies and Gentlemen:

We are acting as counsel to Madrigal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to (i) 1,248,098 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) (including up to 494,429 shares that may be sold upon the exercise of an option to purchase additional shares granted to you) (the “Shares”) of the Company and (ii) pre-funded warrants to purchase up to 2,048,098 shares of Common Stock (the “Pre-Funded Warrants” and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), pursuant to the terms of the Underwriting Agreement dated September 28, 2023, between the Company and Goldman Sachs & Co. LLC, as representative of the underwriters named therein (the “Underwriting Agreement”). The offering of the Shares is being made pursuant to the prospectus supplement, dated September 28, 2023 (the “Prospectus Supplement”) and the accompanying base prospectus dated June 1, 2021 (together with the Prospectus Supplement, the “Prospectus”) that form part of the company’s effective registration statement on Form S-3 (File No. 333-256666) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

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Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)

The shares of Common Stock have been duly authorized for issuance and, when sold, issued and paid for in accordance with the Underwriting Agreement, will have been validly issued, fully paid and nonassessable.

(b)

Upon (1) execution and delivery by the Company of the Pre-Funded Warrants pursuant to the terms of the Underwriting Agreement and (2) receipt by the Company of the consideration for the Pre-Funded Warrants specified in the resolutions of the Pricing Committee of the Company, the Pre-Funded Warrants will constitute valid and binding obligations of the Company.

(c)

Following (1) execution and delivery by the Company of the Pre-Funded Warrants pursuant to the terms of the Underwriting Agreement, (2) receipt by the Company of the consideration for the Pre-Funded Warrants specified in the resolutions of the Pricing Committee, and (3) exercise of the Pre-Funded Warrants pursuant to their terms, including receipt by the Company of the consideration for the Pre-Funded Warrant Shares specified therein, and issuance of the Pre-Funded Warrant Shares thereunder, the Pre-Warrant Shares will be duly authorized, validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP